Exhibit 10.1

$700,000,000

364-DAY CREDIT AGREEMENT

among

HENRY SCHEIN, INC.,

as Borrower,

The Several Lenders Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

U.S. BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

JPMORGAN CHASE BANK, N.A. and U.S. BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

TD BANK, N.A., ING BANK, N.V., Dublin Branch and MUFG BANK, LTD.,

as Joint Lead Arrangers and Co-Documentation Agents,

and

THE BANK OF NEW YORK MELLON AND UNICREDIT BANK, A.G.,

as Co-Documentation Agents

Dated as of April 17, 2020

i

3.10	Taxes	34

3.11	Break Funding Payments	37

3.12	Change of Lending Office	38

3.13	Replacement of Lenders	38

3.14	Defaulting Lenders	39

3.15	Evidence of Debt	39

Section 4.	[Reserved]	40

Section 5.	REPRESENTATIONS AND WARRANTIES	40

5.1	Financial Condition	40

5.2	No Material Adverse Change	40

5.3	Organization; Powers	40

5.4	Authorization; Enforceability	41

5.5	Governmental Approvals; No Conflicts	41

5.6	No Material Litigation	41

5.7	Compliance with Laws and Agreements	42

5.8	Taxes	42

5.9	Purpose of Loans	42

5.10	Environmental Matters	42

5.11	Disclosure	42

5.12	Ownership of Property: Liens	43

5.13	ERISA	43

5.14	[Reserved]	43

5.15	Investment and Holding Company Status	43

5.16	Guarantors	43

5.17	Anti-Corruption Laws and Sanctions	43

5.18	EEA Financial Institutions	44

5.19	[Reserved]	44

5.20	Margin Regulations	44

Section 6.	CONDITIONS PRECEDENT	44

6.1	Conditions to Initial Loans	44

6.2	Conditions to Each Loan	46

Section 7.	AFFIRMATIVE COVENANTS	46

7.1	Financial Statements	46

7.2	Certificates; Other Information	47

7.3	Conduct of Business and Maintenance of Existence	48

7.4	Payment of Obligations	48

7.5	Maintenance of Properties	48

7.6	Maintenance of Insurance	48

7.7	Books and Records	48

7.8	Inspection Rights	49

7.9	Compliance with Laws	49

7.10	Use of Proceeds	49

7.11	Notices	49

7.12	Guarantors	50

7.13	Prepayments in Respect of Existing Revolving Credit Agreement	50

Section 8.	NEGATIVE COVENANTS	50

8.1	Financial Covenant	50

8.2	Limitation on Liens	50

8.3	Limitation on Indebtedness	52

8.4	Fundamental Changes	52

8.5	Dispositions	53

8.6	ERISA	54

8.7	Transactions with Affiliates	54

8.8	Restrictive Agreements	54

8.9	Use of Proceeds	55

8.10	Restricted Payments	55

8.11	Existing Revolving Credit Agreement	55

Section 9.	EVENTS OF DEFAULT	56

Section 10.	THE ADMINISTRATIVE AGENT	58

10.1	Appointment	58

10.2	Delegation of Duties	58

10.3	Exculpatory Provisions	58

10.4	Reliance by Administrative Agent	58

10.5	Notice of Default	59

10.6	Non-Reliance on Administrative Agent and Other Lenders	59

10.7	Indemnification	60

10.8	Administrative Agent in Its Individual Capacity	60

10.9	Successor Administrative Agent	60

10.10	The Joint Lead Arrangers	61

Section 11.	MISCELLANEOUS	61

11.1	Amendments and Waivers	61

11.2	Notices	62

11.3	No Waiver; Cumulative Remedies	62

11.4	Survival of Representations and Warranties	62

11.5	Payment of Expenses and Taxes	63

11.6	Successors and Assigns; Participations and Assignments	64

11.7	Adjustments; Set-off	67

11.8	Counterparts; Electronic Execution	68

11.9	Severability	68

11.10	Integration	69

11.11	GOVERNING LAW	69

11.12	Submission To Jurisdiction; Waivers	69

11.13	Acknowledgements	69

11.14	Confidentiality	70

11.15	USA Patriot Act	71

11.16	[Reserved]	71

11.17	WAIVERS OF JURY TRIAL	71

11.18	No Fiduciary Duty	71

11.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	71

11.20	Acknowledgement Regarding Any Supported QFCs	72

SCHEDULES

Schedule I	Names and Commitments of Lenders
Schedule 5.10	Disclosed Matters
Schedule 8.2	Liens
Schedule 8.3	Subsidiary Indebtedness
Schedule 8.8	Restrictive Agreements

EXHIBITS

Exhibit A	Form of Revolving Credit Loan Borrowing Notice
Exhibit B	Form of Term Loan Borrowing Notice
Exhibit C	[Reserved]
Exhibit D	[Reserved]
Exhibit E	Form of Revolving Credit Note
Exhibit F	Form of Term Loan Note
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Guarantee
Exhibit J	Form of U.S. Tax Compliance Certificate

v

364-DAY CREDIT AGREEMENT, dated as of April 17, 2020, among (i) Henry Schein, Inc., a Delaware corporation (the “Borrower”), (ii) the several Lenders party hereto, (iii) JPMorgan Chase Bank, N.A., as administrative agent, (iv) U.S. Bank, National Association, as syndication agent (in such capacity, the “Syndication Agent”) and (v) TD Bank, N.A., ING Bank, N.V., Dublin Branch, MUFG Bank, Ltd., The Bank of New York Mellon and UniCredit Bank, A.G. as co-documentation agents (in such capacities, the “Co-Documentation Agents”).

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1    Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to subsection 3.6 (for the avoidance of doubt, only until any amendment has become effective pursuant to subsection 3.6(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“ABR Loans”: Loans bearing interest at a rate per annum determined by reference to the ABR.

“Act”: as defined in subsection 11.15.

“Adjusted LIBO Rate”: with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent”: JPMCB and any of its Affiliates, as the Administrative Agent for the Lenders under this Agreement and the other Loan Documents.

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 25% or more of the securities having ordinary voting power for the election of directors of (or persons performing similar functions for) such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Administrative Agent, Syndication Agent, Co-Documentation Agents and the Joint Lead Arrangers.

“Aggregate Available Revolving Credit Commitments”: as at any time of determination with respect to all Lenders, an amount in Dollars equal to the sum of the Available Revolving Credit Commitments of all Lenders at such time.

“Aggregate Revolving Credit Commitments”: as at any time of determination, the aggregate amount of the Revolving Credit Commitments of all of the Lenders at such time. The amount of the Aggregate Revolving Credit Commitments hereunder on the Closing Date is $200,000,000.

“Aggregate Revolving Credit Outstandings”: as at any time of determination with respect to any Lender, an amount in Dollars equal to the sum of the aggregate unpaid principal amount of such Lender’s Revolving Credit Loans on such date.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: with respect to each day for LIBOR Loans, and with respect to each ABR Loan, a rate per annum equal to (a) until delivery of financial statements for the first fiscal quarter on or after the Closing Date pursuant to subsection 7.1, the applicable rate per annum as set forth under the relevant column heading below in respect of Tier IV, and (b) at any time thereafter, the applicable rate per annum based on the Consolidated Net Leverage Ratio for such day, as set forth under the relevant column heading below:

Tier	Consolidated Net Leverage Ratio	Applicable Margin for Revolving Credit Loans that Are LIBOR Loans (bps)	Applicable Margin for Revolving Credit Loans that Are ABR Loans (bps)	Applicable Margin for Term Loans that Are LIBOR Loans (bps)	Applicable Margin for Term Loans that Are ABR Loans (bps)
I	>2.25:1.00	172.5	72.5	212.5	112.5
II	≤2.25:1.00 but >2.00:1.00	165	65	200	100
III	≤2.00:1.00 but >1.50:1.00	157.5	57.5	187.5	87.5
IV	≤1.50:1.00 but >0.50:1.00	150	50	175	75
V	≤0.50:1.00	142.5	42.5	162.5	62.5

The Applicable Margin for the purpose of clause (b) above will be set on the day which is five Business Days following the receipt by the Administrative Agent of the financial statements referenced in subsection 7.1(a) or subsection 7.1(b), as the case may be, and shall apply to all ABR Loans and LIBOR Loans (i.e., existing, new or additional Loans, or Loans which are continuations or conversions) then outstanding (i.e., subject to the below provisions, outstanding ABR Loans and LIBOR Loans shall bear interest at the new Applicable Margin from and after the date any such margin is reset in accordance with the provisions hereof; prior to such time, such ABR Loans and LIBOR Loans shall accrue interest based on the Applicable Margin relating to the period immediately prior to the time such margin is reset in accordance with the provisions hereof) or to be made on or after such date until, but not including, the next date on which the Applicable Margin is reset in accordance with the provisions hereof; provided, however, that notwithstanding the foregoing, if any financial statements are not received by the Administrative Agent within the time period relating to such financial statements as provided in subsection 7.1(a) or subsection 7.1(b), as the case may be, the Applicable Margin on all ABR Loans and LIBOR Loans then outstanding or to be made on or after the date the Applicable Margin should have been reset in accordance with the foregoing provisions (i.e., assuming timely delivery of the requisite financial statements), until the day which is five Business Days following the receipt by the Administrative Agent of such financial statements, will be the applicable rate per annum as set forth under the relevant column heading above in respect of Tier I; and further provided, however, that the Lenders shall not in any way be deemed to have waived any Event of Default or any remedies hereunder (including, without limitation, remedies provided in Section 9) in connection with the provisions of the foregoing proviso.

“Applicable Payment Office”: the office specified from time to time by the Administrative Agent as its Applicable Payment Office by notice to the Borrower and the relevant Lenders (it being understood that such Applicable Payment Office shall mean the office of the Administrative Agent specified in subsection 11.2 or such other office as may be specified from time to time by the Administrative Agent to the Borrower and each Lender).

“Approved Fund”: as defined in subsection 11.6(b).

“Assignee”: as defined in subsection 11.6(b)(i).

“Assignment and Acceptance”: as defined in subsection 11.6(b)(ii)(A).

“Attorney Costs”: all reasonable fees and disbursements of any law firm or other external counsel.

“Available Revolving Credit Commitment”: as at any time of determination with respect to any Lender, an amount in Dollars equal to the excess, if any, of (a) the amount of such Lender’s Revolving Credit Commitment in effect at such time over (b) the Aggregate Revolving Credit Outstandings of such Lender at such time.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that, for the avoidance of doubt, a Bankruptcy Event shall not result solely by virtue of (a) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof or (b) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if the applicable law of such jurisdiction requires that such appointment not be publicly disclosed, provided, further that, in any such case, such ownership interest or action, as applicable, does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark Replacement”: the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment”: the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin).

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date”: the earlier to occur of the following events with respect to the LIBO Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the LIBO Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date”: (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Majority Lenders) and the Lenders.

“Benchmark Unavailability Period”: if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with subsection 3.6 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to subsection 3.6.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Borrower”: as defined in the preamble hereto.

“Borrowing”: any extension of credit under this Agreement.

“Borrowing Date”: the Closing Date and any Business Day specified in a notice pursuant to Section 2 as a date on which the Borrower requests the Lenders to extend credit or make Loans.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that if such day relates to any LIBOR Loan, such term shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close which is also a London Business Day.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, that all leases of such Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to December 31, 2016 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as capital leases or financing leases) for purposes of this Agreement and the definition of Capital Lease Obligations regardless of any change in GAAP following such date that would otherwise require such leases to be recharacterized as capital leases.

“Change in Control”: any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (A) shall have acquired beneficial ownership of 50% or more of any outstanding class of equity interests having ordinary voting power in the election of the directors of the Borrower (other than the aggregate beneficial ownership of the Persons who are officers or directors of the Borrower on the Closing Date) or (B) shall obtain (i) the power (whether or not exercised) to elect a majority of the Borrower’s directors or (ii) the board of directors of the Borrower shall not consist of a majority of Continuing Directors.

“CLO”: as defined in subsection 11.6(b).

“Closing Date”: the date on which the conditions precedent set forth in subsection 6.1 shall be satisfied (or waived in accordance with subsection 11.1).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: as defined in the preamble hereto.

“Commitment Fee Rate”: for each day during each calculation period, a rate per annum equal to (a) until delivery of financial statements for the second full fiscal quarter commencing on or after the Closing Date pursuant to subsection 7.1, 0.25%, and (b) at any time thereafter, the rate per annum based on the Consolidated Net Leverage Ratio for such day, as set forth below:

Tier	Consolidated Net Leverage Ratio	Commitment Fee Rate (bps)
I	>2.25:1.00	40.0
II	≤2.25:1.00 but >2.00:1.00	35.0

Tier	Consolidated Net Leverage Ratio	Commitment Fee Rate (bps)
III	≤2.00:1.00 but >1.50:1.00	30.0
IV	≤1.50:1.00 but >0.50:1.00	25.0
V	≤0.50:1.00	20.0

The applicable Commitment Fee Rate for the purpose of clause (b) above will be set on the day which is five Business Days following the receipt by the Administrative Agent of the financial statements referenced in subsection 7.1(a) or subsection 7.1(b), as the case may be, and shall apply until, but not including, the next date on which the applicable Commitment Fee Rate is reset in accordance with the provisions hereof; provided, however, that notwithstanding the foregoing, if any financial statements are not received by the Administrative Agent within the time period relating to such financial statements as provided in subsection 7.1(a) or subsection 7.1(b), as the case may be, the applicable Commitment Fee Rate will be 0.40% until the day which is five Business Days following the receipt by the Administrative Agent of such financial statements; and further provided, however, that the Lenders shall not in any way be deemed to have waived any Event of Default or any remedies hereunder (including, without limitation, remedies provided in Section 9) in connection with the provisions of the foregoing proviso.

“Commitment Period”: the period from and including the Closing Date to but not including the Termination Date.

“Commitments”: the collective reference to the Revolving Credit Commitments and the Term Loan Commitments.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compounded SOFR”: the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Confidential Information Memorandum”: the Lenders’ Presentation dated April 2, 2020 relating to the Borrower and this Agreement.

“Consolidated Cash Balance”: at any time, (a) the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries less (b) the sum of, without duplication (i) any restricted cash or Cash Equivalents set aside to pay royalty obligations, working interest obligations, suspense payments, severance taxes, payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations or other obligations of the Borrower or any Subsidiary to third parties and for which the Borrower or such Subsidiary has issued checks or has initiated wires or ACH transfers (or, in the Borrower’s discretion, will issue checks or initiate wires or ACH transfers within five (5) business days), (ii) other amounts for which the Borrower or such Subsidiary has issued checks or has initiated wires or ACH transfers but have not yet been subtracted from the balance in the relevant account of the Borrower or such Subsidiary, (iii) while and to the extent refundable, any cash or Cash Equivalents of the Borrower or any Subsidiaries constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits and (iv) any cash or Cash Equivalents held in payroll and deferred compensation accounts, employee benefit accounts, escrow, customs or other fiduciary accounts or tax withholding accounts, to the extent the cash and Cash Equivalents in such accounts are reflected on the consolidated balance sheet of the Borrower at such time.

“Consolidated EBITDA”: for any period, Consolidated Operating Income plus, without duplication, (a) Consolidated Interest Income, (b) depreciation, (c) amortization, (d) the Designated Charges and (e) to the extent deducted in computing Consolidated Operating Income, stock-based compensation of the Borrower and its Subsidiaries for such period, determined on a consolidated basis and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

“Consolidated Gross Profit”: for any period, net sales less cost of sales of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

“Consolidated Interest Income”: for any period, the interest income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

“Consolidated Net Debt”: at any date of determination, (a) Consolidated Total Debt minus (b) Unrestricted Cash in an aggregate amount not to exceed $250,000,000.

“Consolidated Net Leverage Ratio”: at any date of determination, the ratio of (a) Consolidated Net Debt on such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on (or most recently ended prior to) such date.

“Consolidated Operating Expenses”: for any period, total expenses related to salaries, employee benefits and general and administrative expenses of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

“Consolidated Operating Income”: for any period, Consolidated Gross Profit less Consolidated Operating Expenses of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

“Consolidated Total Assets”: at any date of determination, the net book value of all assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

“Consolidated Total Debt”: at any date of determination, the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. For the avoidance of doubt, Indebtedness permitted pursuant to clause 8.3(b)(ix) shall not be included in Consolidated Total Debt.

“Continuing Directors”: as to the Borrower, the directors of the Borrower on the Closing Date and each other director of the Borrower whose nomination for election to the Board of Directors of Borrower is recommended by a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corresponding Tenor”: with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Credit Party”: the Administrative Agent or any other Lender.

“Default”: any event or circumstance that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.

“Designated Charges”: for any period, to the extent deducted in computing Consolidated Operating Income, the aggregate of total (a) extraordinary, unusual or non-recurring charges and expenses, (b) restructuring, consolidation, transaction, integration or other similar charges and expenses and (c) cost savings as a result of a reduction in force, salary, benefit and other related reductions; provided that (x) the aggregate amount under clauses (b) and (c) for any applicable period shall not exceed (i) in the case of any such period ending after December 31, 2019 and on or prior to March 31, 2021, $100,000,000 and (ii) in the case of any such period ending after March 31, 2021, 10% of Consolidated EBITDA for such period; in each case, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and (y) the aggregate amount under clause (c) for any applicable period ending after December 31, 2019 and on or prior to March 31, 2021 shall not exceed $25,000,000.

“Disclosed Matters”: the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.10.

“Disposition” or “Dispose”: the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disposition Value”: (a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such Disposition in good faith by the Borrower, and (b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding Equity Interests of such Subsidiary (assuming, in making such calculations, that all securities convertible into such Equity Interests are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the Disposition thereof, in good faith by the Borrower.

“Dollars” and “$”: lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary other than a Foreign Subsidiary.

“Early Opt-in Election”: the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in subsection 3.6 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Majority Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Majority Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws”: all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, written notices or written and binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the pollution or the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any explosive or radioactive substances or wastes or any hazardous or toxic substances, pollutants or wastes or workers health and safety requirements.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) a claim made pursuant to any written contract, agreement or other written and binding consensual arrangement pursuant to which liability is assumed or imposed by or on the Borrower or any of its Subsidiaries with respect to any of the foregoing.

“Equity Interests”: any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any Person, trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 4001(b)(1) of ERISA or under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event”: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) prior to January 1, 2017, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the code or Section 302 of ERISA) applicable to such Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (g) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice (x) imposing withdrawal liability under Title IV of ERISA or (y) stating that a Multiemployer Plan is, or is reasonably expected to be, Insolvent (within the meaning of Title IV of ERISA).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Borrowing”: a Borrowing with respect to which the rate of interest is determined by reference to the Adjusted LIBO Rate.

“Event of Default”: any of the events specified in Section 9.

“Excluded Swap Obligation”: with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Guarantor and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Existing Revolving Credit Agreement”: the Credit Agreement dated as of April 18, 2017, among the Borrower, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other agents party thereto, as amended by the First Amendment dated as of June 29, 2018, and as may be further amended, supplemented or otherwise modified from time to time.

“Fair Market Value”: at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Bank”: any bank in the Federal Reserve System of the United States of America.

“Federal Reserve Bank of New York’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System.

“Fee Commencement Date”: the Closing Date.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are Capital Lease Obligations on a balance sheet of the lessee.

“Foreign Lender”: any Lender that is not a “United States person” as defined by section 7701(a)(30) of the Code.

“Foreign Subsidiary”: any Subsidiary incorporated or otherwise organized in any jurisdiction outside the United States of America, its territories and possessions.

“GAAP”: generally accepted accounting principles in the United States of America consistently applied with respect to those utilized in preparing the audited financial statements referred to in subsection 5.1.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any supranational bodies (such as the European Union or the European Central Bank).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other unrelated third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantors”: any Subsidiary of the Borrower which guarantees (a) any Indebtedness under the Existing Revolving Credit Agreement or (b) any of the Indebtedness or other obligations incurred under the Note Purchase Agreements, as amended, or any other debt securities or bank debt issued by the Borrower in an aggregate principal amount exceeding $200,000,000 (it being understood that undrawn commitments in respect of bank credit facilities shall not constitute “bank debt” for purposes of this definition) and has entered into a Guarantee in the form of Exhibit I (or such other agreement in form and substance reasonably acceptable to the Majority Lenders).

“Hazardous Material”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, to the extent regulated pursuant to any Environmental Law.

“Hedging Agreement”: any interest rate protection agreement, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all indebtedness of such Person, determined in accordance with GAAP, arising out of a Receivables Transaction, (h) all Guarantee Obligations of such Person; (i) all obligations of such Person secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided, however, that in the event that liability of such Person is non-recourse to such Person and is recourse only to specified property owned by such Person, the amount of Indebtedness attributed thereto shall not exceed the greater of the Fair Market Value of such property or the net book value of such property, and (j) for the purposes of the definition of “Material Indebtedness” only (except to the extent otherwise included above), all obligations of such Person in respect of Swap Agreements; provided that for the purposes of the definition of “Material Indebtedness,” the “principal amount” of the obligations of such Person in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is actually liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not actually liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December; (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period; and (c) as to any LIBOR Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”: with respect to any LIBOR Loan:

(i)    initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Loan and ending seven days or, one, two, three or six months (or, if available to all Lenders, twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii)    thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending seven days or, one, two, three or six months (or, if available to all Lenders, twelve months) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2)    any Interest Period in respect of any Loan made by any Lender that would otherwise extend beyond the Termination Date applicable to such Lender shall end on such Termination Date; and

(3)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time. When determining the rate for a period which is less than the shortest period for which the LIBO Screen Rate is available, the LIBO Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.

“IRS”: The United States Internal Revenue Service and any successor governmental agency performing a similar function.

“Joint Lead Arrangers”: JPMCB and U.S. Bank, National Association, in their capacities as joint lead arrangers and bookrunners, and TD Bank, N.A., ING Bank, N.V., Dublin Branch and MUFG Bank. Ltd., in their capacities as joint lead arrangers.

“JPMCB”: JPMorgan Chase Bank, N.A.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”: the several Lenders party to this Agreement and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Approved Fund.

“LIBO Rate”: with respect to any Eurocurrency Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate”: for any day and time, with respect to any Eurocurrency Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.

“LIBOR Loans”: Loans with respect to which the rate of interest is based upon the Adjusted LIBO Rate.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, any Notes, the JPM Fee Letter (as defined in subsection 2.7(b)), any Guarantee executed and delivered pursuant to subsection 7.12, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Administrative Agent in connection with the Loans made and transactions contemplated by this Agreement.

“Local Time”: New York City time.

“London Business Day”: any day on which banks in London are open for general banking business, including dealings in foreign currency and exchange.

“Majority Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the aggregate Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Aggregate Revolving Credit Outstandings.

“Margin Stock”: margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect”: a material adverse effect on (i) the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (ii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder, provided that events, developments or circumstances (“Changes”)

(including general economic or political conditions) generally affecting the Borrower’s industry which are not reasonably likely to have a material adverse effect on (x) the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (y) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or Lenders thereunder, will not be deemed Changes for purposes of determining whether a Material Adverse Effect shall have occurred.

“Material Indebtedness”: Indebtedness of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $200,000,000.

“Maturity Date”: April 16, 2021.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Excluded Taxes”: any present or future income, stamp or other Taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, addition to Tax or penalties applicable thereto), excluding net income Taxes (however denominated), franchise Taxes and branch profits Taxes, in each case, (A) imposed as a result of the Administrative Agent or any Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document).

“Notes”: the collective reference to any Term Loan Notes and any Revolving Credit Notes.

“Note Purchase Agreements”: (a) the Second Amended and Restated Master Note Facility, dated as of June 29, 2018, by and among Henry Schein, Inc., New York Life Investment Management LLC (“New York Life”), and each New York Life affiliate party thereto, (b) the Second Amended and Restated Private Shelf Agreement, dated as of June 29, 2018, by and among Henry Schein, Inc., Prudential Investment Management, Inc. (“Prudential”) and each Prudential affiliate party thereto and (c) the Second Amended and Restated Multicurrency Master Note Purchase Agreement, dated as of June 29, 2018, by and among Henry Schein, Inc., Metropolitan Life Insurance Company, MetLife Investment Advisors Company, LLC (together, “Metlife”) and each MetLife affiliate party thereto, each as amended.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate (as defined below) in effect on such day (or for any day that is not a banking day, for the immediately preceding banking day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero.

“Obligations”: collectively, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower under this Agreement and the other Loan Documents to which it is a party (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents, Swap Agreements entered into with Lenders or their Affiliates or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all Attorney Costs of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement or any other Loan Document).

“Other Taxes”: any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document including any interest, additions to Tax or penalties applicable thereto, except any such Taxes that are, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document) imposed with respect to an assignment (other than an assignment made pursuant to subsection 3.13).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S. managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant”: as defined in subsection 11.6(c).

“Participant Register”: as defined in subsection 11.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person”: an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA and which is subject to Title IV of ERISA and/or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, and in respect of which the Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or to which the Borrower or an ERISA Affiliate contributes or has an obligation to contribute.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Public-Sider”: a Lender whose representatives may trade in securities of the Borrower or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“Receivables”: any accounts receivable of any Person, including, without limitation, any thereof constituting or evidenced by chattel paper, instruments or general intangibles, and all proceeds thereof and rights (contractual and other) and collateral related thereto.

“Receivables Subsidiary”: any special purpose, bankruptcy-remote Subsidiary that purchases Receivables generated by the Borrower or any of its Subsidiaries.

“Receivables Transaction”: any transaction or series of transactions providing for the financing of Receivables of the Borrower or any of its Subsidiaries, involving one or more sales, contributions or other conveyances by the Borrower or any of its Subsidiaries of its/their Receivables to Receivables Subsidiaries which finance the purchase thereof by means of the incurrence of Indebtedness or otherwise. Notwithstanding anything contained in the foregoing to the contrary: (a) no portion of the Indebtedness (contingent or otherwise) with respect to any Receivables Transactions shall (i) be guaranteed by the Borrower or any of its Subsidiaries, (ii) involve recourse to the Borrower or any of its Subsidiaries (other than the relevant Receivables Subsidiary), or (iii) require or involve any credit support or credit enhancement from the Borrower or any of its Subsidiaries (other than the relevant Receivables Subsidiary), provided that the Borrower and its Subsidiaries will be permitted to agree to representations, warranties, covenants and indemnities that are reasonably customary in accounts receivable securitization transactions of the type contemplated (none of which representations, warranties, covenants or indemnities will result in recourse to the Borrower or any of its Subsidiaries (other than the relevant Receivables Subsidiary) beyond the limited recourse that is reasonably customary in accounts receivable securitization transactions of the type contemplated); and (b) the securitization facility and structure relating to such Receivables Transactions shall be on market terms and conditions customary for Receivables transactions of the type contemplated.

“Register”: as defined in subsection 11.6(b)(iv).

“Regulation T”: Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U”: Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X”: Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, and agents of such Person or such Person’s Affiliates.

“Relevant Governmental Body”: the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: with respect to any Person, the chief executive officer and the president of such Person as well as, in the case of the Borrower, the Vice President, the Senior Vice President and General Counsel, the Chief Financial Officer and the Treasurer, and in the case of any Guarantor (if any), a duly elected Vice President of such Guarantor (if any), or, with respect to financial matters, the chief financial officer and the treasurer of such Person.

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the heading “Revolving Credit Commitment,” as such amount may be modified from time to time in accordance with the provisions of this Agreement.

“Revolving Credit Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment at such time constitutes of the Aggregate Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments have terminated or expired, the percentage which (a) the Aggregate Revolving Credit Outstandings of such Lender at such time then constitutes of (b) the Aggregate Revolving Credit Outstandings of all Lenders at such time).

“Revolving Credit Loans”: as defined in subsection 2.3.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the aggregate principal amount of all Revolving Credit Loans held by such Lender then outstanding.

“Revolving Funding Commitment Percentage”: as at any date of determination, with respect to any Lender, that percentage which the Available Revolving Credit Commitment of such Lender then constitutes of the Aggregate Available Revolving Credit Commitments.

“Revolving Lender”: each Lender that has a Revolving Credit Commitment hereunder or that holds Revolving Credit Loans.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (b)

any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Significant Subsidiary”:

(a)    each domestic (i.e., incorporated or organized in the United States or any state or territory thereof; hereinafter, “domestic”) wholly-owned Subsidiary or other entity formed or acquired by the Borrower or any direct or indirect Subsidiary (whether existing at the date hereof, or formed or acquired after the date hereof), if such Subsidiary or entity, after giving effect to the formation/acquisition of the same, has total assets that exceed five percent of the domestic “Consolidated Total Assets,” valued as of the occurrence/closing of such formation/acquisition or as of the last day of any fiscal year thereafter; and

(b)    each Domestic Subsidiary or entity (whether existing at the date hereof, or formed or acquired after the date hereof) in which the Borrower or any Guarantor (if any) has, directly or indirectly, a 66.67% or greater but less than 100% ownership interest which becomes or is a Subsidiary if such Subsidiary or entity, after giving effect to the formation/acquisition of the same, has total assets that exceed five percent of the domestic “Consolidated Total Assets,” valued as of the occurrence/closing of such formation/acquisition or as of the last day of any fiscal year thereafter.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR”: with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate”: SOFR, Compounded SOFR or Term SOFR.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary”: as to any Person (“parent”), a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Stock”: with respect to any Person, the Equity Interests of any Subsidiary of such Person.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Syndication Agent”: as defined in the preamble hereto.

“Taxes”: any and all taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature imposed by any jurisdiction or by any political subdivision or taxing authority thereon or therein and all interest, penalties or similar liabilities with respect thereto.

“Term Commitment”: as to any Lender, the obligation of such Lender to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Tranche A Term Commitments is $500,000,000.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: as defined in subsection 2.1.

“Term Loan Funding Commitment Percentage”: as at the Closing Date, immediately prior to the initial borrowing of Term Loans, with respect to any Lender, that percentage which the Term Commitments of such Lender then constitutes of the aggregate Term Commitments of all Lenders.

“Term SOFR”: the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date”: with respect to the Revolving Credit Loans, (a) April 16, 2021, or (b), such earlier date upon which the Aggregate Revolving Credit Commitments may be terminated in accordance with the terms hereof.

“Transferee”: as defined in subsection 11.6(e).

“Type”: as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than 1.00%, the Unadjusted Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement.

“Unrestricted Cash”: as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, to the extent such cash and Cash Equivalents are not (a) subject to a Lien (other than (i) customary Liens arising in the ordinary course of business which the depository institution may have with respect to any right of offset against funds in such account and (ii) customary holds for uncollected deposits) securing any Indebtedness or other obligations or (b) classified as “restricted”.

“Withholding Agent”: the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    Other Definitional Provisions

(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any other Loan Documents delivered pursuant hereto.

(b)    As used herein or in any of the other Loan Documents, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1, and accounting terms partly defined in subsection 1.1, but only to the extent not so defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP or in the manner in which the Borrower shall be required or permitted to disclose its financial results in its filings with the Securities and Exchange Commission (i.e., a change which is inconsistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.

(c)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.” Each reference to “basis points” or “bps” shall be interpreted in accordance with the convention that 100 bps = 1.0%.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3    Rounding

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.4    References to Agreements and Laws

Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

1.5    Interest Rates.

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, subsection 3.6(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 3.6(d), of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to subsection 3.6(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement

Conforming Changes pursuant to 3.6(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

1.6    Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of Equity Interests at such time.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1    Term Loan Commitments

(a)    Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender.

(b)    The Term Loans may from time to time be (i) LIBOR Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 3.2, provided that no Term Loan shall be made as a LIBOR Loan after the day that is one month prior to the Maturity Date.

2.2    Procedure for Term Loan Borrowing.

(a)    The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, New York City time, three Business Days prior to the anticipated Closing Date, if all or any part of the requested Term Loans are to be LIBOR Loans or (b) 12:00 Noon, New York City time, on the Business Day preceding the anticipated Closing Date, with respect to ABR Loans), requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed.

(b)    The borrowing request shall be given by delivery of a written borrowing request, which shall be substantially in the form of Exhibit A, duly completed and executed by the Borrower.

(c)    The Borrowing request shall specify (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be comprised of LIBOR Loans, ABR Loans or a combination thereof, (iv) if the borrowing is to be entirely or partly comprised of LIBOR Loans, the amount of such LIBOR Loan and the length of the initial Interest Period therefor, and (v) the account into which the amount is to be paid.

(d)    Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Prior to (i) 11:00 A.M. New York City time in the case of LIBOR Loans and (ii) 2:00 P.M. New York City time in the case of ABR Loans, on the Closing Date, each Lender will make an amount equal to its Term Loan Funding Commitment Percentage of the principal amount of the Term Loans requested to be made on the Closing Date available to the Administrative Agent for the account of the Borrower at the New York office of the Administrative Agent specified in subsection 11.2 in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3    Revolving Credit Commitments

(a)    Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) in Dollars to the Borrower from time to time during the Commitment Period so long as after giving effect thereto (and after giving effect to any application of proceeds of such Borrowing pursuant to subsection 2.10) (i) the Available Revolving Credit Commitment of each Lender is greater than or equal to zero and (ii) the Aggregate Revolving Credit Outstandings of all Lenders do not exceed the Aggregate Revolving Credit Commitments. All Revolving Credit Loans shall be made by the Lenders on a pro-rata basis in accordance with their respective Revolving Credit Commitment Percentages. During the Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b)    The Revolving Credit Loans may from time to time be (i) LIBOR Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.4 and 3.2, provided that no Revolving Credit Loan shall be made as a LIBOR Loan after the day that is one month prior to the Termination Date.

2.4    Procedure for Revolving Credit Borrowing

(a)    The Borrower may request a Revolving Credit Loan during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice prior to (a) 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be LIBOR Loans in Dollars or (b) 12:00 Noon, New York City time, on the requested Borrowing Date, with respect to ABR Loans. Each such borrowing request may be given by telephone or by delivery of a written borrowing request. Any such written borrowing request shall be substantially in the form of Exhibit A, duly completed and executed by the Borrower. Any such telephonic borrowing request shall be confirmed promptly by email to the Administrative Agent of a written borrowing request which shall be substantially in the form of Exhibit A, duly completed and executed by the Borrower.

(b)    Each Borrowing request shall specify (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be comprised of LIBOR Loans, ABR Loans or a combination thereof, (iv) if the borrowing is to be entirely or partly comprised of LIBOR Loans, the amount of such LIBOR Loan and the length of the initial Interest Period therefor, and (v) the account into which the amount is to be paid.

(c)    Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the Aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of LIBOR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Prior to (a) 11:00 A.M. New York City time in the case of LIBOR and (b) 2:00 P.M. New York City time in the case of ABR Loans, on the Borrowing Date requested by the Borrower in accordance with the provisions hereof, each Lender will make an amount equal to its Funding Commitment Percentage of the principal amount of the Revolving Credit Loans requested to be made on such Borrowing Date available to the Administrative Agent for the account of the Borrower at the New York office of the Administrative Agent specified in subsection 11.2 in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.5    [Reserved].

2.6    [Reserved]

2.7    Fees

(a)    Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Fee Commencement Date to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Revolving Credit Commitment of such Lender (regardless of usage) during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

(b)    Arrangement and Agency Fees. The Borrower shall pay an arrangement fee to JPMCB, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, in the amounts and at the times specified in the letter agreement, dated April 13, 2020 (the “JPM Fee Letter”), between the Borrower and JPMCB. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

2.8    Termination or Reduction of Commitments

The Borrower shall have the right, upon not less than five Business Days’ notice to the Administrative Agent, to terminate the Aggregate Revolving Credit Commitments or, from time to time, to reduce the amount of the Aggregate Revolving Credit Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, either (a) the Aggregate Available Revolving Credit Commitments would not be greater than or equal to zero or (b) the Available Revolving Credit Commitments of any Lender would not be greater than or equal to zero. Any such reduction shall be in an amount equal to $5,000,000 or if greater, a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Aggregate Revolving Credit Commitments then in effect. The Administrative Agent shall give each Lender prompt notice of any notice received from the Borrower pursuant to this subsection 2.8.

2.9    [Reserved]

2.10    Repayment of Loans

The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on (a) the Termination Date, in the case of the Revolving Credit Loans and (b) the Maturity Date, in the case of the Term Loans, or, in each case, such earlier date on which the Loans become due and payable pursuant to Section 9 or otherwise. The Borrower hereby further agrees to pay interest on the unpaid principal amount of its Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 3.4.

SECTION 3. CERTAIN PROVISIONS APPLICABLE TO THE LOANS

3.1    Optional and Mandatory Prepayments

(a)    The Borrower may at any time and from time to time prepay outstanding Loans, in whole or in part, without premium or penalty (other than any amounts payable pursuant to subsection 3.11 if such prepayment is of LIBOR Loans and is made on a day other than the last day of the Interest Period with respect thereto), upon at least four Business Days’ irrevocable notice to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Loans, ABR Loans, a combination thereof, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein. Partial prepayments of Loans shall be in an aggregate principal amount of at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b)    If, as of the last Business Day of any calendar week, commencing with April 17, 2020, and continuing every week thereafter, the Consolidated Cash Balance exceeds $250,000,000 as of the end of such applicable Business Day, then the Borrower shall, on the next Business Day thereafter (each such date, a “Sweep Prepayment Date”), prepay (any such prepayment, a “Sweep Prepayment”) the Revolving Credit Loans in an aggregate principal amount equal to such excess.

(c)    If, at any time during the Commitment Period, for any reason the Aggregate Revolving Credit Outstandings of all Lenders exceed the Aggregate Revolving Credit Commitments then in effect, the Borrower shall, without notice or demand, immediately prepay the Loans in an amount that equals or exceeds the amount of such excess.

(d)    Each prepayment of Loans pursuant to this subsection 3.1(a) shall be accompanied by any amounts payable under subsection 3.11 in connection with such prepayment.

3.2    Conversion and Continuation Options

(a)    The Borrower may elect from time to time to convert LIBOR Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election. The Borrower may elect from time to time to convert ABR Loans to LIBOR Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election in the case of LIBOR Loans. Any such notice of conversion to LIBOR Loans shall specify the length of the initial Interest Period therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding LIBOR Loans and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a LIBOR Loan after the date that is one month prior to the Termination Date or the Maturity Date.

(b)    Any LIBOR Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no LIBOR Loan may, except as provided in the following proviso, be continued as such (A) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a continuation is not appropriate or (B) after the date that is one month prior to the Termination Date or the Maturity Date, and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted, all such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any notice pursuant to this subsection 3.2(b), the Administrative Agent shall promptly notify each Lender thereof.

3.3    Maximum Number of Tranches

Notwithstanding anything contained herein to the contrary, after giving effect to any Borrowing, unless consented to by the Administrative Agent in its sole discretion, there shall not be more than twelve different Interest Periods in effect in respect of all Loans at any one time outstanding.

3.4    Interest Rates and Payment Dates

(a)    Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBO Rate determined for such Interest Period plus the Applicable Margin in effect for such day.

(b)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)    [Reserved].

(d)    [Reserved].

(e)    If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the overdue principal of the Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

(f)    Interest pursuant to this subsection shall be payable in arrears on each Interest Payment Date provided that interest accruing pursuant to paragraph (e) of this subsection shall be payable from time to time on demand.

3.5    Computation of Interest and Fees

(a)    Whenever interest and fees are calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed; and, otherwise, interest and fees shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of an Adjusted LIBO Rate with respect to a LIBOR Loan. Any change in the interest rate on a Loan resulting from a change in the ABR or the Statutory Reserve Rate, shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 3.4(a) or (b).

3.6    Alternative Rate of Interest .

(a)    If prior to the first day of any Interest Period:

(i)    the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or the Adjusted LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period, or

(ii)    the Administrative Agent shall have received notice from the Majority Lenders that the LIBO Rate or the Adjusted LIBO Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as given in good faith and conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give email or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given, (w) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, provided, that, notwithstanding the provisions of subsection 2.4, the Borrower may cancel the request for such LIBOR Loan by written notice to the Administrative Agent one Business Day prior to the first day of such Interest Period and the Borrower shall not be subject to any liability pursuant to subsection 3.11 with respect to such cancelled request, (x) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as ABR Loans, and (y) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to LIBOR Loans.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. The parties shall use commercially reasonable efforts to satisfy any applicable Internal Revenue Service guidance, including Proposed Treasury Regulation Section 1.1001-6 and any future guidance, to the effect that any Benchmark Replacement will not result in a deemed exchange of any Loan under this Agreement for U.S. federal income tax purposes. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Majority Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that Majority Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(c)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.6.

(e)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

3.7    Pro Rata Treatment and Payments

(a)    Except to the extent provided elsewhere in this Agreement to the contrary, each payment of principal or interest in respect of the Loans shall be made pro rata according to the amounts then due and owing to the respective Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.

(b)    Each Borrowing by the Borrower of Revolving Credit Loans from the Lenders hereunder shall be made pro rata according to the Revolving Funding Commitment Percentages of the Lenders in effect on the date of such Borrowing. Each Borrowing by the Borrower of Term Loans from the Lenders hereunder shall be made pro rata according to the Term Loan Funding Commitment Percentages of the Lenders in effect on the Closing Date. Each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Revolving Credit Commitments of the Lenders shall be allocated by the Administrative Agent among the Lenders pro rata according to the Revolving Credit Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then due and owing to the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then due and owing to the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in subsection 11.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(c)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to (i) the daily average of the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation and (ii) the greater of (A) the daily average of the greater of (1) the Federal Funds Effective Rate and (2) a rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation or (B) the Administrative Agent’s reasonable estimate of its average daily cost of funds, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon equal to (x) the rate per annum applicable to ABR Loans hereunder and (y) the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower (without prejudice to any rights the Borrower may have against any such Lender).

3.8    Illegality

Notwithstanding any other provision herein, if any Lender determines that the adoption of or any change in any Requirement of Law or any change in the interpretation or application thereof after the date hereof shall make it unlawful for such Lender to make or maintain LIBOR Loans as contemplated by this Agreement, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) the commitment of such Lender hereunder to make LIBOR Loans, continue LIBOR Loans as such and convert ABR Loans to LIBOR Loans shall forthwith be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists (which notification shall be promptly given to the Borrower after the Administrative Agent receives actual knowledge thereof) and (b) such Lender’s Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion or prepayment of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 3.11.

3.9    Requirements of Law

(a)    If the adoption of or any change in any Requirement of Law or any change in the interpretation or application thereof or compliance by any Lender or any other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)    shall subject any Credit Party to any Tax of any kind whatsoever with respect to this Agreement, any Note or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (other than (A) Non-Excluded Taxes, (B) U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (I) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under subsection 3.13) or (II) such Lender changes its lending office, except in each case to the extent that, pursuant to subsection 3.10, amounts with respect to such Tax was payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (C) Tax attributable to such Lender’s failure to comply with subsection 3.10(d) or subsection 3.10(e), or (D) any U.S. federal withholding Tax imposed under FATCA);

(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, liquidity or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender (which is not otherwise included in the determination of the Adjusted LIBO Rate); or

(iii)    shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

(b)    If any Lender shall have determined that after the date hereof the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or any change in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d)    If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that if such Lender fails to notify the Borrower that such Lender intends to claim any such reimbursement or compensation within 120 days after such Lender has knowledge of its claim therefor, the Borrower shall not be obligated to compensate such Lender for the amount of such Lender’s claim accruing prior to the date which is 120 days before the date on which such Lender first notifies the Borrower that it intends to make such claim; it being understood that the calculation of the actual amounts may not be practicable within such period and such Lender may provide such calculation as soon as reasonably practicable thereafter without affecting or limiting the Borrower’s payment obligations hereunder. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder.

3.10    Taxes

(a)    All payments made by or on account of any obligation of the Borrower under any Loan Document (including, for the avoidance of doubt, any such payment made by the Administrative Agent on behalf of the Borrower) shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except under any Requirement of Law; provided that, if under any Requirement of Law any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any other Loan Document as determined in good faith by the applicable Withholding Agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) if such Tax is a Non-Excluded Tax, the amounts so payable by the Borrower to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in such Loan Document as if such withholding or deduction had not been made, provided further, however, that the Borrower shall not be required to increase any such amounts payable to any Lender, or indemnify any Lender pursuant to this subsection 3.10(a) for any amounts of Tax, that (i) are attributable to such Lender’s failure to comply with the requirements of subsection 3.10(d) or subsection 3.10(e) or (ii) are United States withholding taxes resulting from any Requirement of Law in effect (including FATCA) on the date such Lender becomes a party to this Agreement or changes lending offices, except to the extent such Lender’s assignor (if any) was entitled at the time of assignment, or such Lender was entitled at the time of the change in lending office, to receive additional amounts from the Borrower pursuant to this subsection 3.10(a). Whenever any Taxes are payable by the Borrower with respect to any payment under any Loan Document or pursuant to this subsection 3.10(a), as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.

(b)    In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)    If (i) the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for such amounts, any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) or (ii), or any such direct imposition, in the case of (iii); provided, however, that no indemnity in respect of clause (iii) will be required if the Borrower was not required to increase any amounts in respect of such Non-Excluded Tax under the second proviso to subsection 3.10(a).

(d)    (i) Any Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentations (other than such documentation set forth in subsection 3.10(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a “United States person” as defined by section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed copies IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     executed originals of IRS Form W-8ECI;

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit J-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3)(B) of the Code and (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such beneficial owner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made;

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)    A Lender that is entitled to an exemption from or reduction of non-U.S. withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)    Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for (i) the full amount of any Taxes attributable to such Lender and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of subsection 11.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(g)    If any Lender or the Administrative Agent determines, in its sole discretion that it has received a refund or credit in respect of any amounts paid by the Borrower pursuant to this subsection 3.10, it shall pay an amount equal to such refund or credit to the Borrower (but only to the extent of amounts paid by the Borrower pursuant to this subsection 3.10) net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund or credit. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h)    The agreements in this subsection 3.10 shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder.

(i)    For purposes of this subsection 3.10, the term “applicable law” includes FATCA.

3.11    Break Funding Payments

The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a conversion into or continuation of LIBOR Loans, after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or any other Loan Document, or (c) the making of a prepayment of LIBOR Loans, or the conversion of LIBOR Loans to ABR Loans, by the Borrower on a day which is not the last day of an Interest Period with respect thereto or (d) any assignment as a result of a request by the Borrower pursuant to subsection 3.12 of any LIBOR Loan. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid or converted, or not so borrowed, prepaid, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, prepay, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.

3.12    Change of Lending Office

If any Lender requests compensation under subsection 3.9, or requires the Borrower to pay any amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 3.10(a), then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to subsection 3.9 or 3.10(a), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.13    Replacement of Lenders.

The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to subsection 3.9 or 3.10(a), (b) becomes a Defaulting Lender or a Protesting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Majority Lenders has been obtained) with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under subsection 3.11 if any LIBOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of subsection 11.6 (provided that the replacement financial institution or the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to subsection 3.9 or 3.10(a), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under subsection 3.12), the circumstances entitling the Borrower to require such assignment cease to apply.

3.14    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to subsection 2.7(a); and

(b)    the Term Loans and Revolving Credit Commitments of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to subsection 11.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

3.15    Evidence of Debt

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)    The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) in the case of Revolving Credit Loans and Term Loans, the amount of each Revolving Credit Loan or Term Loan, made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)    The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 3.15 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)    The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit E with appropriate insertions as to date and principal amount (a “Revolving Credit Note”).

(e)    The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Term Loans of such Lender, substantially in the form of Exhibit F with appropriate insertions as to date and principal amount (a “Term Loan Note”).

SECTION 4. [RESERVED]

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

5.1    Financial Condition

(a)    The consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2019 and December 31, 2018, respectively, and the related consolidated and consolidating statements of operations and of cash flows for the fiscal years ended on such dates, reported on by BDO USA, LLP, copies of which have heretofore been furnished to each Lender, present fairly, in all material respects, the consolidated and consolidating financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated and consolidating results of their operations and of their cash flows for the fiscal years then ended. All such financial statements, including the related schedules and notes thereto, were, as of the date prepared, prepared in accordance with GAAP applied consistently throughout the periods involved (except as otherwise expressly noted therein), and show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and each of its Subsidiaries as of the dates thereof, including liabilities for Taxes, material commitments and Indebtedness. Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheets referred to above, any material Guarantee Obligation, material contingent liability or material liability for Taxes, or any material long-term lease or material forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto.

(b)    As of the date hereof, there are no material liabilities or obligations of the Borrower or any of its Subsidiaries, whether direct or indirect, absolute or contingent, or matured or unmatured, other than (i) as disclosed or provided for in the financial statements and notes thereto which are referred to above, or (ii) which are disclosed elsewhere in this Agreement or in the Schedules hereto, or (iii) arising in the ordinary course of business since December 31, 2019 or (iv) created by this Agreement. As of the date hereof, the written information, exhibits and reports furnished by the Borrower to the Lenders in connection with the negotiation of this Agreement, taken as a whole, are complete and correct in all material respects.

5.2    No Material Adverse Change

Since December 31, 2019, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect; provided that, for purposes of this Section 5.2, and only from December 31, 2019 until July 1, 2020, the impacts of the existing Coronavirus pandemic on the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole that have occurred and were disclosed in writing to the Lenders prior to the Closing Date will be disregarded.

5.3    Organization; Powers

Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite corporate or other applicable power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other applicable entity and in good standing (or equivalent status) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law (provided that no representation or warranty is made in this subsection 5.3 with respect to Requirements of Law referred to in subsections 5.8, 5.10, 5.13 or 5.15), except to the extent that the failure of the foregoing clauses (a) (only with respect to Subsidiaries of the Borrower which are not Guarantors), (c) and (d) to be true and correct could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4    Authorization; Enforceability

Each of the Borrower and its Subsidiaries has the requisite corporate or other applicable power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, if any, and, in the case of the Borrower, to borrow hereunder and has taken all necessary corporate action to authorize (in the case of the Borrower) the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required with respect to the Borrower or any of its Subsidiaries in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower or any Guarantor (if any) is a party. This Agreement and each other Loan Document to which the Borrower or any Guarantor (if any) is, or is to become, a party has been or will be, duly executed and delivered on behalf of the Borrower or such Guarantor (if any). This Agreement and each other Loan Document to which the Borrower or any Guarantor (if any) is, or is to become, a party constitutes or will constitute, a legal, valid and binding obligation of the Borrower or such Guarantor (if any), as the case may be, enforceable against the Borrower or such Guarantor (if any), as the case may be, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.5    Governmental Approvals; No Conflicts

The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation which could reasonably be expected to have a Material Adverse Effect.

5.6    No Material Litigation

No litigations, investigations or proceedings of or before any arbitrator or Governmental Authority are pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) as to which (i) there is a reasonable likelihood of an adverse determination and (ii) that, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect, except as disclosed in the Borrower’s public filings with the Securities and Exchange Commission.

5.7    Compliance with Laws and Agreements

Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

5.8    Taxes

Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Federal, state and other material Tax returns and reports required to have been filed and has paid or caused to be paid all such Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

5.9    Purpose of Loans

The purpose of the Loans is (a) refinancing of certain indebtedness of the Borrower outstanding on the Closing Date and (b) to finance the working capital needs of the Borrower and each of its Subsidiaries.

5.10    Environmental Matters

(a)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or has actual knowledge of a potential claim that is reasonably likely to result in Environmental Liability to the Borrower or any of its Subsidiaries or (iii) has received written notice of any claim with respect to any Environmental Liability.

(b)    Since the date of this Agreement, with respect to any Environmental Liability, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

5.11    Disclosure

(a)    Any of the information provided to the Administrative Agent or the Lenders in writing (other than financial projections) in connection with or pursuant to this Agreement, taken as a whole, as of the date such information was furnished to the Administrative Agent or Lenders and as of the Closing Date, did not contain any untrue statement of any material fact or omit to state a fact necessary in order to make such statements or information not misleading in any material respect, in each case in light of the circumstances under which such statements were made or information provided. Any financial projections contained in the Confidential Information Memorandum that have been furnished to the Administrative Agent and the Lenders in writing in connection with this Agreement, have been prepared in good faith based upon assumptions which were in the Borrower’s judgment reasonable when such projections were made, it being acknowledged that such projections are subject to the uncertainty inherent in all projections of future results and that there can be no assurance that the results set forth in such projections will in fact be realized.

(b)    As Closing Date, to the best knowledge of the Borrower, the information included in any Beneficial Ownership Certificate provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

5.12    Ownership of Property: Liens

Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13    ERISA

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.

5.14    [Reserved]

5.15    Investment and Holding Company Status

Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.16    Guarantors

As of the Closing Date and after giving effect to the transactions contemplated hereby, no Subsidiary has issued or is subject to any Guarantee Obligation in respect of any debt securities or bank debt of the Borrower.

5.17    Anti-Corruption Laws and Sanctions

The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary of the Borrower or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary of the Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a

Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions.

5.18    EEA Financial Institutions. Neither the Borrower nor any Guarantor (if any) is an EEA Financial Institution.

5.19    [Reserved].

5.20    Margin Regulations. The Borrower is not engaged, nor will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.

SECTION 6. CONDITIONS PRECEDENT

6.1    Conditions to Initial Loans

The agreement of each Lender to make the initial Loan requested to be made by it is subject to the satisfaction on the Closing Date of the following conditions precedent:

(a)    Unless waived by all the Lenders, the Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the Borrower or a Guarantor, as the case may be (to the extent there are any Guarantors as of the Closing Date), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)    executed counterparts of this Agreement from the Administrative Agent, each Lender, the Borrower and each Guarantor sufficient in number for distribution to the Administrative Agent, each Lender, the Borrower and each Guarantor (to the extent there are any Guarantors as of the Closing Date);

(ii)    Revolving Credit Notes and Term Loan Notes executed by the Borrower in favor of each Lender requesting such a Note, each in a principal amount equal to such Lender’s Commitment;

(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and/or any of the Guarantors (to the extent there are any Guarantors as of the Closing Date) as the Administrative Agent may require to evidence the identities, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Borrower and each Guarantor (to the extent there are any Guarantors as of the Closing Date) is duly organized or formed, validly existing and in good standing, including certified copies of the organization documents and certificates of good standing with respect to the Borrower and the Guarantors (to the extent there are any Guarantors as of the Closing Date);

(v)    a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in subsections 6.2(a) and (b) have been satisfied as of the Closing Date (including, solely for purposes of this subsection 6.1, the representations made in subsections 5.2 and 5.6);

(vi)     an opinion of counsel to the Borrower and the Guarantors (to the extent there are any Guarantors as of the Closing Date) in form and substance reasonably satisfactory to the Administrative Agent;

(vii)    [reserved];

(viii)    a compliance certificate substantially in the form attached hereto as Exhibit G, signed by a Responsible Officer of the Borrower dated as of the Closing Date demonstrating compliance with the financial covenant contained in subsection 8.1 as of the end of the fiscal quarter most recently ended prior to the Closing Date;

(ix)    audited financial statements of the Borrower for fiscal years 2019 and 2018 (which the Administrative Agent acknowledges it has received); and

(x)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Majority Lenders may reasonably require.

(b)    Any fees required to be paid on or before the Closing Date shall have been paid.

(c)    The Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date.

(d)    In the good faith judgment of the Administrative Agent and the Lenders:

(i)    there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in any financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Closing Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)    no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened against the Borrower or any of its Subsidiaries or against any of its or their respective properties as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect; and

(iii)    the Borrower shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated hereby without the occurrence of any material default under, conflict with or violation of (A) any applicable law, rule, regulation, order or decree of any Governmental Authority or arbitral authority or (B) any agreement, document or instrument to which the Borrower or any Subsidiary is a party or by which any of them or their properties is bound.

6.2    Conditions to Each Loan

The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

(a)    Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents (excluding the representations made in subsections 5.2 and 5.6) shall be true and correct in all material respects on and as of such date as if made on and as of such date (or, if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b)    No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made.

(c)    Solely with respect to any Revolving Credit Loan, the Consolidated Cash Balance on such date shall not exceed $250,000,000.

Each Borrowing (and request for the same) by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date hereof that the conditions contained in this subsection have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments (or any of them) remain in effect or any Loans or other amounts are owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall, and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

7.1    Financial Statements.

Furnish to each Lender (the delivery of which shall be deemed made on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at http://www.henryschein.com or is available on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice)):

(a)    as soon as available, but in any event within 90 days (or, to the extent the Borrower is a reporting company under the Securities Act of 1933, as amended, such shorter period as shall be required under the applicable rules of the Securities and Exchange Commission for the filing of its annual report on Form 10-K) after the end of each fiscal year of the Borrower, a copy of the audited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating statements of operations and stockholders’ equity and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a qualification arising out of the scope of the audit, by BDO USA, LLP or any other independent certified public accountants of nationally recognized standing reasonably acceptable to the Majority Lenders, including an executive summary of the management letter prepared by such accountants; provided, however, that if a Default or Event of Default shall have occurred and shall be continuing, the full text of such management letter shall be provided to the Administrative Agent; and

(b)    as soon as available, but in any event not later than 45 days (or, to the extent the Borrower is a reporting company under the Securities Act of 1933, as amended, such shorter period as shall be required under the applicable rules of the Securities and Exchange Commission for the filing of its quarterly report on Form 10-Q) after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of each such quarter and the related unaudited consolidated and consolidating statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods in the previous year, all certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal, recurring, year-end audit adjustments and the absence of GAAP notes thereto).

(c)    All such financial statements shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (subject, in the case of the aforesaid quarterly financial statements, to normal, recurring, year-end audit adjustments and the absence of GAAP notes thereto).

7.2    Certificates; Other Information

Furnish to the Administrative Agent and, except under paragraph (a) below, each of the Lenders:

(a)    simultaneously with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of the chief financial officer or treasurer of the Borrower, certifying that to the best of his knowledge (i) no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, with computations demonstrating compliance (or non-compliance, as the case may be) with the covenant contained in subsection 8.1, and (ii) such financial statements have been prepared in accordance with GAAP (subject in the case of subsection 7.1(b) to normal, recurring, year-end adjustments and except for the absence of GAAP notes thereto);

(b)    promptly following any request therefor, (x) such additional financial and other information as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(c)    promptly after the same are available (which shall be deemed available on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at http://www.henryschein.com or is available on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice)), and in any event within five (5) Business Days after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports and all registration statements which the Borrower or any such Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange or state securities administration; and

(d)    upon the reasonable request of Administrative Agent, copies of documents described in Sections 101(k) or 101(l) of ERISA that the Borrower or any ERISA Affiliate has received from any Multiemployer Plan with respect to such Multiemployer Plan.

7.3    Conduct of Business and Maintenance of Existence

(a)    Preserve, renew and keep in full force and effect its corporate existence and good standing under the laws of its jurisdiction of organization (except as could not in the aggregate be reasonably expected to have a Material Adverse Effect or as otherwise permitted hereunder), (b) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, and (c) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

7.4    Payment of Obligations

Pay and discharge all of its obligations and liabilities as the same shall become due and payable, including (a) all Taxes upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, except to the extent that the failure to do so could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Liens permitted by subsection 8.2); and (c) all Indebtedness (other than Indebtedness permitted under subsection 8.3(b)(viii)), as and when due and payable (after giving effect to any applicable grace periods), (i) but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness and (ii) unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

7.5    Maintenance of Properties

(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.6    Maintenance of Insurance

Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

7.7    Books and Records

Maintain (a) proper books of record and account in conformity with GAAP consistently applied in which all entries required by GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries, and (b) such books of record and account in conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or any of its Subsidiaries, except where the failure to so comply would not result in a Material Adverse Effect.

7.8    Inspection Rights

Subject to subsection 11.14, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, at such reasonable times during normal business hours as may be reasonably desired, upon reasonable advance notice to a Responsible Officer of the Borrower or relevant Guarantor (if any), as the case may be; provided, however, that (a) the Administrative Agent and the Lenders shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default; (b) the Lenders shall use reasonable efforts to coordinate with the Administrative Agent in order to minimize the number of such inspections and discussions and (c) when an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.9    Compliance with Laws

Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

7.10    Use of Proceeds

Use the proceeds of Loans to refinance existing Indebtedness under the Existing Revolving Credit Agreement, for working capital and general corporate purposes of the Borrower, its Subsidiaries and its Affiliates in the ordinary course of business, including, but not limited to, acquisitions, capital expenditures and the repurchase of its capital stock. No part of the proceeds of any loans will be used, whether directly or indirectly, for any purpose that entails violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.

7.11    Notices

Promptly give notice to the Administrative Agent and each Lender upon obtaining actual knowledge of:

(a)    the occurrence of any Default or Event of Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)    the following events, as soon as possible and in any event within 30 days after the Borrower knows thereof: (i) the occurrence or reasonably expected occurrence of any ERISA Event with respect to any Plan, (ii) a failure to make any required contribution to a Plan within the period required by applicable law, (iii) the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (iv) the institution of proceedings or the taking of any other similar action by the PBGC or the Borrower or any ERISA

Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the terminating or Insolvency of, any Plan, other than the termination of any Single Employer Plan that is not a distress termination pursuant to Section 4041(c) of ERISA where, with respect to any event listed above, the amount of liability the Borrower or any ERISA Affiliate could reasonably be expected to incur could reasonably be expected to have a Material Adverse Effect;

(d)    any other development known to the Borrower that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e)    any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners in such certification.

Each notice delivered pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence or development referred to therein and stating what action the Borrower proposes to take with respect thereto.

7.12    Guarantors

Within 10 days of any Subsidiary becoming, but only for so long as such Subsidiary shall be, a guarantor under or with respect to any Indebtedness or other obligations under the Note Purchase Agreements or any other debt securities or bank debt in an aggregate principal amount exceeding $200,000,000 (it being understood that undrawn commitments in respect of bank credit facilities shall not constitute “bank debt” for purposes of this definition) issued by the Borrower, cause such Person to enter into a Guarantee in the form of Exhibit I (or such other agreement in form and substance reasonably acceptable to the Majority Lenders), and thereupon such Person shall become a Guarantor hereunder for all purposes.

7.13    Prepayments in Respect of Existing Revolving Credit Agreement

To the extent the Consolidated Cash Balance on any Sweep Prepayment Date, after giving effect to the applicable Sweep Prepayment, exceeds $250,000,000, then on such Sweep Prepayment Date the Borrower shall prepay Revolving Credit Loans (under and as defined in the Existing Revolving Credit Agreement) in an aggregate principal amount equal to such excess.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments (or any of them) remain in effect or any Loans or other amounts are owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (or, in the case of subsection 8.3, the Borrower will not permit any of its Subsidiaries to, directly or indirectly):

8.1    Financial Covenant. Permit the Consolidated Net Leverage Ratio at any time during any period of four consecutive fiscal quarters of the Borrower to exceed 3.75 to 1.0.

8.2    Limitation on Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)    Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)    pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security legislation and deposits made in the ordinary course of business securing liability to insurance carriers under insurance or self-insurance arrangements;

(d)    deposits to secure the performance of bids, trade or government contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)    easements, rights-of-way, restrictions, building, zoning and other similar encumbrances or restrictions, utility agreements, covenants, reservations and encroachments and other similar encumbrances, or leases or subleases, incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not, in the aggregate, materially detract from the value of the properties of the Borrower and its Subsidiaries, taken as a whole, or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(f)    Liens securing Indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the fair market value of the property being acquired on the date of acquisition and (iii) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, an acquisition;

(g)    Liens on the assets of Receivable Subsidiaries created pursuant to any Receivables Transaction permitted pursuant to subsection 8.3(a);

(h)    Liens created or arising pursuant to any Loan Documents;

(i)    Liens granted by any Subsidiary in favor of the Borrower;

(j)    judgment and other similar Liens arising in connection with court proceedings in an aggregate amount not in excess of $10,000,000 (except to the extent covered by independent third-party insurance) provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(k)    any Lien on any property of the Borrower or any Subsidiary existing on the Closing Date and set forth on Schedule 8.2 or any extension, renewal or refinancing thereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary, (ii) such Lien shall secure only those obligations which it secures as of the date hereof and (iii) in the case of any extension, renewal or refinancing thereof, (x) there is no increase in the obligations so secured and (y) such Lien does not secure additional assets not subject to the Lien then being extended or renewed;

(l)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(m)    Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(n)    Liens (not otherwise permitted hereunder) which secure obligations or Indebtedness of the Borrower or any of its Subsidiaries not exceeding the greater of (x) $400,000,000 or (y) 10% of Consolidated Total Assets at the time such Indebtedness is incurred; and

(o)    Liens granted by any Subsidiary of the Borrower that are contractual rights of set-off or netting arrangements relating to pooled deposit or sweep accounts of such Subsidiary to permit satisfaction of overdraft or similar obligations (including with respect to netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements) incurred in the ordinary course of business of such Subsidiary

8.3    Limitation on Indebtedness

Create, issue, incur, assume, become liable in respect of or suffer to exist:

(a)    any Indebtedness pursuant to any Receivables Transaction, except for Indebtedness pursuant to all Receivables Transactions that is (i) non-recourse with respect to the Borrower and its Subsidiaries (other than any Receivables Subsidiary) and (ii) in an aggregate principal amount at any time outstanding not exceeding 15% of Consolidated Total Assets at such time; or

(b)    any Indebtedness of any of the Subsidiaries other than (i) Indebtedness of any Receivables Subsidiary pursuant to any Receivables Transaction permitted under subsection 8.3(a), (ii) any Indebtedness of any Subsidiary as a guarantor under or pursuant to any of those certain Note Purchase Agreements, so long as such Subsidiaries are Guarantors, (iii) any Indebtedness of any Subsidiary existing on the Closing Date and set forth on Schedule 8.3 and any refinancing thereof; provided, that the then outstanding principal amount thereof is not increased and the weighted average maturity thereof is not decreased, (iv) any Indebtedness of any Subsidiary which is a Guarantor, (v) any Indebtedness of any Subsidiary owed to the Borrower or any other Subsidiary, (vi) any Indebtedness arising in respect of capital leases or purchase money obligations incurred in accordance with subsection 8.2(f), (vii) any other Indebtedness of Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $600,000,000 or (y) 10% of Consolidated Total Assets at the time such Indebtedness is incurred, (viii) Indebtedness of any Subsidiary of the Borrower in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts in the ordinary course of business, (ix) any Guarantee Obligation of the Borrower in respect of Indebtedness incurred by any Subsidiary under clause (viii) hereof up to an aggregate principal amount not to exceed $300,000,000 at any time outstanding and (x) any Indebtedness of the Borrower and its Subsidiaries under the Existing Revolving Credit Agreement.

8.4    Fundamental Changes

Liquidate, windup or dissolve (or suffer any liquidation or dissolution), or merge, consolidate with or into, or convey, transfer, lease, sell, assign or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a)    any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Subsidiaries, provided that (A) when any wholly-owned Subsidiary is merging with another Subsidiary, such wholly-owned Subsidiary shall be the continuing or surviving Person and (B) when any Foreign Subsidiary is merging with a Domestic Subsidiary, such Domestic Subsidiary shall be the continuing or surviving Person;

(b)    any (i) Subsidiary may sell, transfer, contribute, convey or otherwise Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to a Domestic Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must also be a wholly-owned Subsidiary; or (ii) Foreign Subsidiary may sell, transfer, contribute, convey or otherwise Dispose of all of its assets (upon voluntary liquidation or otherwise), to any other Foreign Subsidiary;

(c)    any Subsidiary formed solely for the purpose of effecting an acquisition may be merged or consolidated with any other Person; provided that the continuing or surviving corporation of such merger or consolidation shall be a Subsidiary;

(d)    “inactive” or “shell” Subsidiaries (i.e., a Person that is not engaged in any business and that has total assets of $2,000,000 or less) may be dissolved or otherwise liquidated, provided that all of the assets and properties of any such Subsidiaries are transferred to the Borrower or another Subsidiary upon dissolution/liquidation and the aggregate total assets of all Subsidiaries permitted to be dissolved or otherwise liquidated under this clause (d) shall not exceed $40,000,000;

(e)    the Borrower may merge or consolidate with any Person, provided that the Borrower shall be the continuing or surviving Person; and

(f)    the Borrower and its Subsidiaries may make Dispositions expressly permitted by subsection 8.5.

8.5    Dispositions

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)    Dispositions of obsolete, out-moded or worn-out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)    Dispositions of inventory and cash equivalents in connection with cash management in the ordinary course of business;

(c)    Dispositions of property by any Subsidiary to the Borrower or to any other Subsidiary;

(d)    Dispositions of Receivables pursuant to Receivables Transactions permitted under subsection 8.3(a);

(e)    the nonexclusive license of intellectual property of the Borrower or any of its Subsidiaries to third parties in the ordinary course of business;

(f)    without limitation to clause (a), the Borrower and its Subsidiaries may sell or exchange specific items of machinery or equipment, so long as the proceeds of each such sale or exchange is used (or contractually committed to be used) to acquire (and results within one year of such sale or exchange in the acquisition of) replacement items of machinery or equipment of reasonably equivalent Fair Market Value; and

(g)    other Dispositions where (i) in the good faith opinion of the Borrower, the Disposition is an exchange for consideration having a Fair Market Value at least equal to that of the property Disposed of and is in the best interest of the Borrower or the applicable Subsidiary, as the case may be; (ii) immediately after giving effect to such Disposition, no Default or Event of Default would exist; and (iii) immediately after giving effect to such Disposition, the Disposition Value of all property that was the subject thereof in any fiscal four quarter period of the Borrower plus the Fair Market Value of any other property Disposed of during such four quarter period does not equal or exceed 15% of Consolidated Total Assets as of the end of the then most recently ended fiscal quarter of the Borrower.

8.6    ERISA

Engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), which, with respect to any event listed above, could reasonably be expected to have a Material Adverse Effect.

8.7    Transactions with Affiliates

Enter into any transaction of any kind with any Affiliate of the Borrower, other than for compensation and upon fair and reasonable terms with Affiliates in transactions that are otherwise permitted hereunder no less favorable to the Borrower or any Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, provided, the foregoing restriction shall not apply to (a) any transaction between the Borrower and any of its Subsidiaries or between any of its Subsidiaries, (b) reasonable and customary fees paid to members of the Boards of Directors of the Borrower and its Subsidiaries, (c) transactions effected as part of a Receivables Transaction or (d) compensation arrangements of officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business.

8.8    Restrictive Agreements

Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to prohibitions, restrictions and conditions (x) imposed by law or (y) contained in any of the Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 8.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property, assets or Equity Interests securing any such Indebtedness; (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) clauses (a) and (b) of the foregoing shall not apply to agreements governing Indebtedness not restricted by, or Indebtedness permitted under, subsection 8.3 that contain restrictions no more materially restrictive, taken as a whole, than those contained in this Agreement and, in any event, in the case of any restriction subject to clause (a) above, include an exception permitting this Agreement (or any refinancing or replacement thereof permitted under such agreement) to be secured on an equal and ratable basis with any such applicable Indebtedness, (vii) clause (b) shall not apply to (x) agreements governing Indebtedness of a Subsidiary of the Borrower owed to the Borrower or (y) agreements governing Indebtedness of a Subsidiary of the Borrower that is a joint venture owed to the Borrower or any other lender under such agreement to the extent the Borrower is the administrative agent (or equivalent role) under such agreement and such restriction applies only to the property, assets or Equity Interests of, or dividends, distributions, loans, advances, repayments or guarantees by, such Subsidiary and (viii) clause (b) shall not apply to restrictions contained in the organizational documents of a Subsidiary that is a joint venture to the extent that such restriction applies only to the property, assets or Equity Interests of, or dividends, distributions, loans, advances, repayments or guarantees by, such Subsidiary.

8.9    Use of Proceeds

The Borrower will not request any Borrowing, and the Borrower shall not use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

8.10    Restricted Payments

The Borrower will not declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower, whether outstanding on the Closing Date or thereafter, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of the Borrower or any Restricted Subsidiary, except (a) the Borrower may make Restricted Payments in the form of Equity Interests of the Borrower and (b) the Borrower may make Restricted Payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of the Borrower.

8.11    Existing Revolving Credit Agreement

The Borrower will not (a) reduce any or terminate the Revolving Credit Commitments (as defined in the Existing Revolving Credit Agreement) unless all outstanding Revolving Credit Loans under this Agreement shall have been repaid and all the Revolving Credit Commitments under this Agreement shall have been terminated or (b) enter into any Amendment to the Existing Revolving Credit Agreement that amends any of the terms or conditions thereof to be more favorable to the Lenders (as defined in the Existing Revolving Credit Agreement) unless substantially simultaneously therewith the Borrower shall have entered into an amendment to this Agreement to incorporate such terms and conditions in this Agreement.

SECTION 9. EVENTS OF DEFAULT

Any of the following shall constitute an Event of Default:

(a)    The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or any fee or other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof;

(b)    Any representation or warranty made or deemed made by the Borrower or any Guarantor (if any) herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement shall prove to have been incorrect or misleading in any material respect when made or deemed made or furnished;

(c)    (i) The Borrower shall default in the observance or performance of any covenant contained in subsection 7.10, subsection 7.11(a), subsection 7.12 or Section 8; or (ii) the Borrower shall default in the observance or performance of any covenant contained in subsection 7.1, and such default shall continue unremedied for a period of 15 days; or (iii) the Borrower shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided above in this Section), and such default described in this clause (c)(iii) shall continue unremedied for a period of 30 days; provided that if any such default covered by this clause (c)(iii), (x) is not capable of being remedied within such 30-day period, (y) is capable of being remedied within an additional 30-day period and (z) the Borrower is diligently pursuing such remedy during the period contemplated by (x) and (y) and has advised the Administrative Agent as to the remedy thereof, the first 30-day period referred to in this clause (c)(iii) shall be extended for an additional 30-day period but only so long as (A) the Borrower continues to diligently pursue such remedy, (B) such default remains capable of being remedied within such period and (C) any such extension could not reasonably be expected to have a Material Adverse Effect;

(d)    The Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than Indebtedness permitted under subsection 8.3(b)(viii)) or any Indebtedness under the Existing Revolving Credit Agreement, when and as the same shall become due and payable (after giving effect to all applicable grace periods, if any);

(e)    An event or condition occurs that results in any Material Indebtedness (other than Indebtedness permitted under subsection 8.3(b)(viii)) or any Revolving Credit Loans (under and as defined in the Existing Revolving Credit Agreement) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Indebtedness permitted under subsection 8.3(b)(viii)) or any Revolving Credit Loans (under and as defined the Existing Revolving Credit Agreement) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than Indebtedness permitted under subsection 8.3(b)(viii)) or Revolving Credit Loans (under and as defined in the Existing Revolving Credit Agreement) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, or termination of the Revolving Credit Commitments (under and as defined in the Existing Revolving Credit Agreement), prior to its scheduled maturity or termination date; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(f)    An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Guarantor (if any) or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor (if any) or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)    The Borrower, any Guarantor (if any) or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor (if any) or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(h)    An ERISA Event shall have occurred that, in the reasonable credit judgment of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(i)    Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower or any Guarantor (if any) denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; one or more judgments (to the extent not covered by insurance where insurance coverage has been acknowledged) for the payment of money in an aggregate amount in excess of $200,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; or

(j)    a Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) or paragraph (g) above, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. The Borrower hereby expressly waives presentment, demand of payment, protest and all notices whatsoever (other than any notices specifically required hereby).

SECTION 10. THE ADMINISTRATIVE AGENT

10.1    Appointment

Each Lender hereby irrevocably designates and appoints the Administrative Agent as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2    Delegation of Duties

The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3    Exculpatory Provisions

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

10.4    Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, email or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, to the extent required by this Agreement, all of the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (other than any such liability or expense resulting from the gross negligence or willful misconduct of the Administrative Agent). The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders (or, to the extent required by this Agreement, all of the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5    Notice of Default

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (or, to the extent required by this Agreement, all of the Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6    Non-Reliance on Administrative Agent and Other Lenders

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the

Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7    Indemnification

The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (the “Agent Indemnitee”) (to the extent not reimbursed by the Borrower in accordance with the terms hereof and without limiting the obligation of the Borrower to do so), ratably according to their respective Revolving Credit Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

10.8    Administrative Agent in Its Individual Capacity

The Person serving as the Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Person serving as the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Person serving as the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Person serving as the Administrative Agent in its individual capacity.

10.9    Successor Administrative Agent

The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent (provided that it shall have been approved by the Borrower), shall succeed to the rights, powers and duties of the Administrative Agent hereunder. Effective upon such appointment and approval, the term “Administrative Agent” shall mean such successor Administrative Agent, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10    The Joint Lead Arrangers.

The Joint Lead Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

Without limiting the foregoing, none of the Agents shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Agents in deciding to enter into this Agreement or in taking or not taking any action hereunder.

SECTION 11. MISCELLANEOUS

11.1    Amendments and Waivers

(a)    Except as provided in subsections 3.6(b) and 3.6(c), neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan, or reduce the stated rate or amount of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or reduce the amount of or extend the date of any payment required pursuant to subsection 3.1(a), in each case without the consent of each Lender affected thereby, (ii) amend or modify subsection 2.9, amend, modify or waive any provision of this subsection, reduce the percentage specified in the definitions of Majority Lenders, or amend or modify any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination granting consent hereunder, or consent to the assignment or transfer by the Borrower or any Guarantor (if any) of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders and the Borrower, (iii) release all or substantially all of the Guarantors (if any) (except where such release is expressly permitted elsewhere in this Agreement without such consent) without the written consent of all the Lenders, or (iv) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent; and further provided, however, that no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of any Guarantee executed and delivered pursuant to subsection 7.12 without the written consent of the Guarantors. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Guarantors (if any), the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Guarantors (if any), the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(b)    [Reserved]

(c)    Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Majority Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

11.2    Notices

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i)    if to the Borrower or any of the Guarantors (if any), to Henry Schein, Inc., 135 Duryea Road, Melville, New York, 11747, Attention of Treasurer (Email:michael.amodio@henryschein.com), with a copy to Proskauer Rose LLP, Eleven Times Square, New York, New York, 10036-8299, Attention of Ron Franklin, Esq. (Email: RFranklin@proskauer.com);

(ii)    if to the Administrative Agent, to it at JPMorgan Chase Bank, N.A., 10 S. Dearborn St. L2 floor Chicago, IL 60603, Attention of Katy Tyler, (Email: jpm.agency.cri@jpmorgan.com) with a copy to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Email: Loan_and_agency_london@jpmorgan.com); and

(iii)    if to any other Lender, to it at its address (or email address) set forth in its Administrative Questionnaire and notified to the Borrower in accordance with the provisions hereof.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent and the Lenders; provided that the foregoing shall not apply to notices pursuant to subsection 2.4 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Any party hereto may change its address or email address number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

11.3    No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4    Survival of Representations and Warranties

All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5    Payment of Expenses and Taxes

The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Joint Lead Arrangers for all their reasonable and invoiced out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and invoiced out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement or any of the other Loan Documents, including, without limitation, the Attorney Costs of one outside counsel (unless there is an actual or perceived conflict of interest, in which case each Lender affected thereby may retain its own counsel) and applicable local counsel of each Lender and of the Administrative Agent, (c) to pay, and indemnify and hold harmless each Lender and each Agent and each of their affiliates and their respective officer, directors, employees, administrative agents and advisors (each, an “indemnified party”) from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, provided that the Borrower shall have no obligation hereunder to any indemnified party with respect to any of the foregoing fees or liabilities which arise from the gross negligence or willful misconduct of such indemnified party determined in a court of competent jurisdiction in a final non-appealable judgment, and (d) to pay, and indemnify and hold harmless each indemnified party from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents contemplated hereby or by any Loan Documents, including any claim, litigation, investigation or proceeding regardless of whether any indemnified person is a party thereto and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Revolving Loans, and including, without limitation, any of the foregoing relating to the violation of, noncompliance with, or liability under, any Environmental Law or any Environmental Liability applicable to the operations of the Borrower, any of its Subsidiaries or any of the properties (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall not have any obligation hereunder to any indemnified party with respect to indemnified liabilities arising from a material breach of the obligations of such indemnified party under any Loan Document or the bad faith, gross negligence or willful misconduct of such indemnified party, in each case, determined in a court of competent jurisdiction in a final non-appealable judgment. No indemnified party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party. No party hereto shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. The agreements in this subsection shall survive the termination of this Agreement and each other Loan Document and repayment of the Loans and all other amounts payable hereunder.

11.6    Successors and Assigns; Participations and Assignments

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Borrower nor any of the Guarantors (if any) may assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any such Person without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this subsection) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)    the Borrower, provided that the consent of the Borrower shall not be required for an assignment to a Lender, an Affiliate of a Lender, an “Approved Fund” (as defined below) or, if an Event of Default has occurred and is continuing, any other Assignee; and, provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of a Lender or an “Approved Fund” (as defined below).

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Loans, the amount of the Revolving Credit Commitment and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance, substantially in the form of Exhibit H (hereinafter, an “Assignment and Acceptance”), with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default or an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement:

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500;

(D)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a duly completed Administrative Questionnaire containing all pertinent information relating to such assignee;

(E)    in the case of an assignment to a “CLO” (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Acceptance between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to subsection 11.1(a) that affects such CLO; and

(F)    the Assignee shall not be a natural person.

For the purposes of this subsection 11.6(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is an institutional fund which invests primarily in bank loans and similar extensions of credit, any other institutional fund that invests primarily in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this subsection, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 3.8, 3.9, 3.10, 3.11 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to subsection 11.1(a) that affects such Participant. Subject to paragraph (c)(ii) of this subsection, the Borrower agrees that each Participant shall be entitled to the benefits of subsections 3.8, 3.9, 3.10 and 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7 as though it were a Lender, provided such Participant agrees to be subject to subsection 11.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)    A Participant shall not be entitled to receive any greater payment under subsection 3.9, 3.10 or 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater payment or except to the extent such entitlement to receive a greater payment results form a change in law that occurs after the Participant acquired the applicable participation. No Participant shall be entitled to the benefits of subsection 3.10 unless such Participant complies with subsection 3.10(d) and (e) as though it were a Lender, provided that any forms or information to be delivered with respect thereto shall be delivered to the Participating Lender and such Participant agrees to be subject to the provisions of sections 3.11 and 3.12 as though it were a Lender.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any Central Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)    The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee, subject to the provisions of subsection 11.14, any and all financial information in such Lender’s possession concerning the Borrower and its Subsidiaries and Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Subsidiaries and Affiliates prior to becoming a party to this Agreement.

(f)    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

11.7    Adjustments; Set-off

(a)    If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans then due and owing, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsections 9(f) and (g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender (other than to the extent expressly provided herein), if any, in respect of such other Lender’s Loans then due and owing, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower or the Guarantors (if any), any such notice being expressly waived by the Borrower and the Guarantors (if any) to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or any of the Guarantors (if any); provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower or any such Guarantor (if any) and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8    Counterparts; Electronic Execution

(a)    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record (each an “Electronic Signature”), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

11.9    Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10    Integration

This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof or thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11    GOVERNING LAW

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12    Submission To Jurisdiction; Waivers

The Borrower hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof;

(b)    consents that any such action or proceeding may be brought in such Federal (to the extent permitted by law) or New York State court and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in such Federal (to the extent permitted by law) or New York State court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

11.13    Acknowledgements

The Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any of the Guarantors (if any) arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on the one hand, and the Borrower and the Guarantors (if any), on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, the Guarantors (if any), and the Lenders.

11.14    Confidentiality

Each Lender agrees to keep confidential any written or oral information (a) provided to it by or on behalf of the Borrower or any of its Subsidiaries pursuant to or in connection with this Agreement or any other Loan Document or (b) obtained by such Lender based on a review of the books and records of the Borrower or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee or any prospective Transferee which receives such information having been made aware of the confidential nature thereof and having agreed to abide by the provisions of this subsection 11.14, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, and to employees and officers of its Affiliates who agree to be bound by the provisions of this subsection 11.14 or are otherwise subject to a duty of confidentiality and who have a need for such information in connection with this Agreement or other transactions or proposed transactions with the Borrower, (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) subject to an agreement to comply with the provisions of this subsection, to any actual or prospective counter-party (or its advisors) to any Swap Agreement, (vii) which has been publicly disclosed other than in breach of this Agreement, (viii) in connection with the exercise of any remedy hereunder or any litigation to which such Lender is a party, or (ix) which is received by such Lender from a Person who, to such Lender’s knowledge or reasonable belief, is not under a duty of confidentiality to the Borrower or the applicable Subsidiary, as the case may be.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

11.15    USA Patriot Act

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

11.16    [Reserved]

11.17    WAIVERS OF JURY TRIAL

THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.18    No Fiduciary Duty.The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Credit Parties, on the one hand, and the Borrower and its management, stockholders or creditors is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Borrower on other matters, and the relationship between the Credit Parties, on the one hand, and the Borrower, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Borrower, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor does the Borrower rely on, any fiduciary duty to the Borrower or its affiliates on the part of the Credit Parties, (c) the Borrower is capable of evaluating and understanding, and the Borrower understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Borrower has been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Borrower’s interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Borrower, (e) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent the Borrower has deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Borrower or its affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Borrower or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Borrower and the Credit Parties.

11.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.20    Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreements, Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 11.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)     “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HENRY SCHEIN, INC.

By:	/s/ Michael Amodio
Name:	Michael Amodio
Title:	Vice President and Treasurer

[Signature Page – Henry Schein Credit Agreement]

JPMORGAN CHASE BANK, N.A. as Administrative Agent and Lender

By:	/s/ Sarah Gang
Name:	Sarah Gang
Title:	Executive Director

[Signature Page – Henry Schein Credit Agreement]

US BANK, NATIONAL ASSOCIATION
as Lender

By:	/s/ Michael West
Name:	Michael West
Title:	Senior Vice President

[Signature Page – Henry Schein Credit Agreement]

TD BANK, N.A.
as Lender

By:	/s/ Maciej Niedzwiecki
Name:	Maciej Niedzwiecki
Title:	Senior Vice President

[Signature Page – Henry Schein Credit Agreement]

ING BANK N.V., DUBLIN BRANCH
as Lender

By:	/s/ Sean Hassett
Name:	Sean Hassett
Title:	Director

By:	/s/ Cormac Langford
Name:	Cormac Langford
Title:	Director

[Signature Page – Henry Schein Credit Agreement]

MUFG BANK, LTD.
as Term Lender

By:	/s/ Jack Lonker
Name:	Jack Lonker
Title:	Director

[Signature Page – Henry Schein Credit Agreement]

MUFG UNION BANK, N.A.
as Revolving Lender

By:	/s/ Jack Lonker
Name:	Jack Lonker
Title:	Director

[Signature Page – Henry Schein Credit Agreement]

THE BANK OF NEW YORK MELLON
as Lender

By:	/s/ Clifford A. Mull
Name:	Clifford A. Mull
Title:	Director

[Signature Page – Henry Schein Credit Agreement]

UNICREDIT BANK AG, NEW YORK BRANCH
as Lender

By:	/s/ Kimberly Sousa
Name:	Kimberly Sousa
Title:	Managing Director

By:	/s/ Laura Shelmerdine
Name:	Laura Shelmerdine
Title:	Associate Director

[Signature Page – Henry Schein Credit Agreement]

BANK OF AMERICA, N.A.
as Lender

By:	/s/ Martha Novak
Name:	Martha Novak
Title:	Senior Vice President

[Signature Page – Henry Schein Credit Agreement]

HSBC BANK USA, N.A.
as Lender

By:	/s/ Santiago Riviere
Name:	Santiago Riviere
Title:	MD

[Signature Page – Henry Schein Credit Agreement]